EXECUTION COPY

VERIZON AND REDBOX DIGITAL ENTERTAINMENT SERVICES, LLC
WITHDRAWAL AND EXTINGUISHMENT OF RIGHTS AGREEMENT
This VERIZON AND REDBOX DIGITAL ENTERTAINMENT SERVICES, LLC WITHDRAWAL AND EXTINGUISHMENT OF RIGHTS AGREEMENT (this “Agreement”), dated and effective as of October 19, 2014, is made and entered into by and among Redbox Automated Retail, LLC, a Delaware limited liability company (“Redbox”), Verizon Ventures IV LLC, a Delaware limited liability company (“Verizon”), Verizon and Redbox Digital Entertainment Services, LLC, a Delaware limited liability company (the “Company”) and, for the purposes of Sections 2.5 and 3.3 hereof only, Verizon Corporate Services Group Inc., a New York corporation (“Verizon CSG”). Redbox, Verizon and the Company also are referred to herein collectively as the “Parties” and individually as a “Party”.
WHEREAS, Redbox and Verizon established the Company pursuant to the Limited Liability Company Agreement of Verizon Ventures V LLC, dated as of February 3, 2012, as such agreement was amended by the First Amendment to Limited Liability Company Agreement effective as of June 1, 2012, and the Second Amendment to Limited Liability Company Agreement effective as of December 20, 2012 (as amended, the “Operating Agreement”);
WHEREAS, Redbox and Verizon currently hold 35% and 65%, respectively, of the Percentage Interests of the Company;
WHEREAS, Redbox and Verizon have agreed that effective as of 12:01 am on October 20, 2014 (the “Effective Time”), (i) Redbox shall withdraw as a Member of the Company, (ii) all rights of Redbox under the Operating Agreement (“Redbox Rights”) shall be extinguished in exchange for the FF&E Assets, the Technology License Agreement, the Patent License Agreement, the Extinguishment Payment and the agreements and covenants hereunder, and (iii) thereafter, Verizon shall be the sole Member of the Company; and
WHEREAS, the Parties wish to enter into this Agreement to provide for the timely and orderly withdrawal of Redbox from the Company and extinguishment of the Redbox Rights.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements of the Parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:
ARTICLE I:
DEFINITIONS
Unless the context otherwise specifies or requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Operating Agreement.
“Act” means the Delaware Limited Liability Company Act, as amended from time to time.
“Affiliate” means, with respect to any person or entity, any other person or entity (including, without limitation, any officer, director, shareholder, partner, employee, agent or representative of such person or entity) that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first person or entity. For purposes of this definition, control shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ownership of voting securities or partnership or other ownership interests, by contract, by law or otherwise. For the purposes of this Agreement, the Company shall not be deemed an Affiliate of Verizon.
“Ancillary Agreements” (each an “Ancillary Agreement”) means the Customer Service Agreement, Kiosk Rental Nights Agreement, Programming Content Services Agreement, Redbox Employee Matters Agreement, Redbox General Services Agreement, Redbox Technology General Services Agreement, Redbox Trademark License Agreement, Verizon Employee Matters Agreement, Verizon General Services Agreement, Verizon Technology General Services Agreement and Verizon Trademark License Agreement.
“Asset Transfer Agreement” means the Asset Transfer Agreement between the Company and Redbox, attached hereto as Exhibit A.
“Code” has the meaning ascribed to that term in the Operating Agreement.
“Customer Service Agreement” means that certain Customer Service Agreement entered into as of October 26, 2012 between Company and Redbox.
“Data Agreement” means the agreement attached hereto as Exhibit B.
“Extinguishment Payment” means the amount of $5,000,000.
“FF&E Assets” means those assets of the Company listed on Schedule 2.3 hereto.
“Kiosk Rental Nights Agreement” means that certain Kiosk Nights Rental Agreement dated as of February 3, 2012 between Company and Redbox.
“License Agreements” means the Technology License, the Patent License and the Data Agreement.
“Member” has the meaning ascribed to that term in the Operating Agreement.
“Net Income” or “Net Loss” has the meaning ascribed to those terms in the Operating Agreement.
“Other Agreements” means the License Agreements, the Support Services Listing and the Asset Transfer Agreement.
“Patent License” means the Patent License Agreement attached hereto as Exhibit C.
“Percentage Interest” has the meaning ascribed to that term in the Operating Agreement.
“Person” means and includes an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department thereof or any other legal entity.
“Programming Content Services Agreement” means that certain Programming Content Services Agreement effective as of February 3, 2012 between the Company and Verizon CSG.
“Redbox Agreed Expense Reimbursement Amount” means the amount of $11,800,000.
“Redbox Employee Matters Agreement” means that certain Employee Matters Agreement effective as of May 4, 2012 between Company and Redbox.

“Redbox Former Selected Employees” has the meaning ascribed to that term in Section 4 of the Redbox Employee Matters Agreement.
“Redbox General Services Agreement” means that certain General Services Agreement entered into as of October 17, 2012 between Company and Redbox, including Service Schedules Nos. 1 and 2 thereto.
“Redbox Selected Employees” has the meaning ascribed to that term in Section 1 of the Redbox Employee Matters Agreement.
“Redbox Technology General Services Agreement” means that certain Redbox Technology General Services Agreement entered into as of August 28, 2011 between Verizon CSG and Redbox, including Service Schedules Nos. 1 through 4 thereto and the Payment Reversal Letter dated as of December 21, 2012. .
“Redbox Trademark License Agreement” means that certain Redbox Trademark License Agreement effective as of February 3, 2012 between Company and Redbox.
“Support Services Listing” has the meaning set forth in Section 2.6.
“Tax Proceeding” means any audit, examination, contest, litigation or other proceeding relating to any tax or tax return of the Company for a taxable period ending on or before the Effective Time.
“Technology License Agreement” means the Technology License Agreement attached hereto as Exhibit D.
“Verizon Employee Matters Agreement” means that certain Employee Matters Agreement effective as of May 4, 2012 between Company and Verizon.
“Verizon General Services Agreement” means that certain General Services Agreement entered into as of September 5, 2012 between Company and Verizon CSG, including Service Schedules Nos. 1 and 2 thereto.
“Verizon Technology General Services Agreement” means that certain Verizon Technology General Services Agreement entered into as of August 28, 2011 between Company and Verizon CSG, including Service Schedules Nos. 1 through 3 thereto.
“Verizon Trademark License Agreement” means that certain Verizon Trademark License Agreement effective as of February 3, 2012 between Company and Verizon Licensing Company.
ARTICLE II:
WITHDRAWAL OF REDBOX AND EXTINGUISHMENT OF REDBOX’S RIGHTS; SATISFACTION OF REDBOX COMMERCIAL AGREEMENTS
SECTION 2.1.Withdrawal of Redbox; Extinguishment of Redbox’s Rights. Effective as of the Effective Time, Redbox shall withdraw as a Member of the Company and, upon receipt by Redbox of (i) the Extinguishment Payment, (ii) the executed License Agreements and (iii) the executed Asset Transfer Agreement, without further action by any of the Parties, the Redbox Rights shall immediately be extinguished. Each Party hereby consents to the withdrawal of Redbox as a Member of the Company pursuant to Section 8.4 of the Operating Agreement, which shall be deemed to take place concurrently with the extinguishment of the Redbox Rights. Effective as of such withdrawal and extinguishment, Redbox shall no longer be a party to the Operating Agreement and shall have no rights or obligations thereunder. Immediately following the withdrawal of Redbox as a Member of the Company and the extinguishment of the Redbox Rights, the Company shall become a single member limited liability company with Verizon as its sole Member, with sole power to amend, terminate, waive or modify the Operating Agreement.
SECTION 2.2.Expense Reimbursement. At the Effective Time, the Company shall pay to Redbox the Redbox Agreed Expense Reimbursement Amount as payment for, among other things, (i) the services rendered to the Company by Redbox to date and (ii) Redbox’s participation in the dissolution, winding-up and termination of the Company, including, without limitation, providing any support services set forth in the Support Services Listing. Redbox agrees and acknowledges that, upon receipt of such payment and except for the severance costs detailed in Section 2.7(a) below, no further amounts shall be due or owing to Redbox, including, without limitation, in payment of any support services provided to the Company and set forth on the Support Services Listing, under the Customer Service Agreement, Kiosk Rental Nights Agreement, Redbox Employee Matters Agreement, Redbox General Services Agreement, Redbox Technology General Services Agreement or Redbox Trademark License Agreement.
SECTION 2.3.Extinguishment Payment to Redbox and Execution of License Agreements and Asset Transfer Agreement. At the Effective Time, (i) Redbox shall be paid the Extinguishment Payment, (ii) Redbox shall enter into the License Agreements and (iii) there shall be assigned and transferred to Redbox, and Redbox shall accept such assignment and transfer, all of the right, title and interest in and to the FF&E Assets set forth in Schedule 2.3 attached hereto.
SECTION 2.4.Amendment and Restatement of Operating Agreement. At the Effective Time, the Operating Agreement shall, without further action by any of the Parties, be amended and restated substantially in the form of Exhibit E or such other form as determined by Verizon in its sole discretion.
SECTION 2.5.Termination of Ancillary Agreements. To the extent that they are a party to one or more of the following agreements (the “Ancillary Agreements”), the Parties hereby agree that the following agreements shall terminate and have no further force and effect as of the Effective Time, other than (i) to the extent that any support services set forth on the Support Services Listing are governed by any such Ancillary Agreement, any or all provisions of any such Ancillary Agreement related to such support services, (ii) any indemnity provision in any Ancillary Agreement, including, without limitation, those expressly identified as surviving in Sections 2.5(a) through 2.5(k) below, (iii) all confidentiality provisions in any Ancillary Agreement except to the extent that any Confidential Information as defined in any Ancillary Agreement is also specifically defined as Confidential Information in the Data Agreement, in which case, the confidentiality obligations of the Parties with respect to such Confidential Information shall be solely as determined by the confidentiality provisions of the Data Agreement, and (iv) as set forth below:
(a)    the Customer Service Agreement (and for the avoidance of any doubt, any provisions that either explicitly or implicitly are deemed in the Customer Service Agreement or otherwise to have survived the termination of the Customer Service Agreement shall not survive the termination of the Customer Service Agreement except for Sections 5.1 or 5.2);
(b)    the Kiosk Nights Rental Agreement (and for the avoidance of any doubt, any provisions that either explicitly or implicitly are deemed in the Kiosk Nights Rental Agreement or otherwise to have survived the termination of the Kiosk Nights Rental Agreement shall not survive the termination of the Kiosk Nights Rental Agreement except for Sections 5.1 and 5.2) ;

(c)    the Programming Content Services Agreement (and for the avoidance of any doubt, any provisions that either explicitly or implicitly are deemed in the Programming Content Services Agreement or otherwise to have survived the termination of the Programming Content Services Agreement shall not survive the termination of the Programming Content Services Agreement except for Section 7);
(d)    the Redbox Employee Matters Agreement (and for the avoidance of any doubt, any provisions that either explicitly or implicitly are deemed in the Redbox Employee Matters Agreement or otherwise to have survived the termination of the Redbox Employee Matters Agreement shall not survive the termination of the Redbox Employee Matters Agreement except for Sections 6(a), 9 and 10);
(e)    the Redbox General Services Agreement (and for the avoidance of any doubt, any provisions that either explicitly or implicitly are deemed in the Redbox General Services Agreement or otherwise to have survived the termination of the Redbox General Services Agreement shall not survive the termination of the Redbox General Services Agreement except for Article VI);
(f)    the Redbox Technology General Services Agreement (and for the avoidance of any doubt, any provisions that either explicitly or implicitly are deemed in the Redbox Technology General Services Agreement or otherwise to have survived the termination of the Redbox Technology General Services Agreement shall not survive the termination of the Redbox Technology General Services Agreement except for Sections 2.7 and Article VI);
(g)    the Redbox Trademark License Agreement (and for the avoidance of any doubt, any provisions that either explicitly or implicitly are deemed in the Redbox Trademark License Agreement or otherwise to have survived the termination of the Redbox Trademark License Agreement shall not survive the termination of the Redbox Trademark License Agreement except for Sections 4 and 12);
(h)    the Verizon Employee Matters Agreement (and for the avoidance of any doubt, any provisions that either explicitly or implicitly are deemed in the Verizon Employee Matters Agreement or otherwise to have survived the termination of the Verizon Employee Matters Agreement shall not survive the termination of the Verizon Employee Matters Agreement except for Sections 6(a), 9 and 10);
(i)    the Verizon General Services Agreement (and for the avoidance of any doubt, any provisions that either explicitly or implicitly are deemed in the Verizon General Services Agreement or otherwise to have survived the termination of the Verizon General Services Agreement shall not survive the termination of the Verizon General Services Agreement except for Article VI);
(j)    the Verizon Trademark License Agreement (and for the avoidance of any doubt, any provisions that either explicitly or implicitly are deemed in the Verizon Trademark License Agreement or otherwise to have survived the termination of the Verizon Trademark License Agreement shall not survive the termination of the Verizon Trademark License Agreement except for Sections 4 and 12); and
(k)    the Verizon Technology General Services Agreement (and for the avoidance of any doubt, any provisions that either explicitly or implicitly are deemed in the Verizon Technology General Services Agreement or otherwise to have survived the termination of the Verizon Technology General Services Agreement shall not survive the termination of the Verizon Technology General Services Agreement except for Sections 2.4.4 and Article VI).

SECTION 2.6.Support Services.
Schedule 2.6 sets forth a list of all support services to be provided by Redbox to the Company after the Effective Time and the duration of such support services (the “Support Services Listing”). Redbox shall not be required to render any other support services. For the avoidance of doubt, to the extent that any support services provided by Redbox to the Company under Section 2.6 are governed by any such Ancillary Agreement, any or all provisions of any such Ancillary Agreement related to such support services shall remain in effect and shall not terminate pursuant to Section 2.5.
SECTION 2.7.Personnel.
(a)    Redbox may offer, or cause to be offered, employment with Redbox to such Redbox Selected Employees listed on Schedule 2.7 who have been seconded to the Company as Redbox, in its discretion, shall determine. The Company shall pay all actual and reasonable costs and expenses, including any severance related costs and expenses, associated with any Redbox Former Selected Employees who are terminated and not otherwise employed by Redbox (or its Affiliates) up to a maximum aggregate amount of $650,000. Any and all costs and expenses, including any severance related costs and expenses, related to the termination of any Redbox Former Selected Employees in excess of $650,000 shall be solely for the account of Redbox. Payment of the foregoing costs shall be treated as a payment to Redbox other than in its capacity as a Member of the Company and considered as occurring between the Company and one who is not a Member of the Company pursuant to Section 707(a)(1) of the Code.
(b)    Redbox hereby covenants that, in the event that Redbox rehires (including, without limitation, through any form of secondment, consulting or similar arrangement) any Redbox Former Selected Employee at any time within the six (6) calendar months following termination of such Redbox Former Selected Employee by Redbox, Redbox will promptly notify Verizon of the foregoing and, within 10 business days, repay in full, as directed by Verizon, the amount that was paid under section 2.7(a) with respect to the termination of such person as a Redbox Former Selected Employee.
SECTION 2.8.Dissolution of the Company.
Verizon intends to dissolve the Company on or before December 31, 2014. Notwithstanding the foregoing, Redbox acknowledges and agrees that, immediately following the Effective Time, the process and timing for dissolution, wind-up and termination of the Company shall be solely in Verizon’s discretion.
ARTICLE III:
LICENSES AND COVENANTS
SECTION 3.1.Agreements. Effective upon the Effective Time, the Parties shall enter into the following agreements:
(a)    Data Agreement;
(b)    Patent License;
(c)    Asset Transfer Agreement; and
(d)    Technology License Agreement.

SECTION 3.2.Intellectual Property Matters.
(a)    As of the Effective Time, the Company and Redbox (and their respective sublicensees) shall, except as may be reasonably necessary in connection with the dissolution, winding-up and termination of the Company, the filing of any documents with any governmental authority or agency and dealing with any claims asserted against, by or on behalf of the Company (the “Permitted Use”) (i) immediately and permanently cease using all trademarks licensed to the Company pursuant to the Verizon Trademark License Agreement and (ii) take all necessary steps as soon as practicable after the Effective Time to, at the request of Verizon, either assign to Verizon, abandon or terminate any trade name and domain name applications and registrations and all social media usernames using or including any trademarks licensed to the Company pursuant to the Verizon Trademark License Agreement. If, after the Effective Time, any such application, registration or username is discovered that has not been assigned, abandoned or terminated, the Company and Redbox shall cooperate with Verizon to, at the request of Verizon, and subject to the Permitted Use, either assign to Verizon, abandon or terminate such application, registration or username. Without limitation, to the extent that any trade name or domain name, application or registration or social media username referenced in subsection (ii) of this paragraph also incorporates any Redbox trademark (such as REDBOX INSTANT), Company and Verizon shall, subject to the Permitted Use, take all necessary steps as soon as practicable after the Effective Time to terminate or abandon such application, registration or username. The Permitted Use under this paragraph shall end no later than completion of the dissolution, winding-up and termination of the Company and remains subject to the terms and conditions of the Verizon Trademark License Agreement.
(b)    As of the Effective Time, the Company and Verizon (and their respective sublicensees) shall, except as may be reasonably necessary in connection with the Permitted Use (i) immediately and permanently cease using all trademarks licensed to the Company pursuant to the Redbox Trademark License Agreement, including, without limitation, in connection with any communications, filings or other documents for third parties that are in the ordinary course of business and consistent with prior use; and (ii) take all necessary steps as soon as practicable after the Effective Time to, at the request of Redbox, either assign to Redbox, abandon or terminate any trade name and domain name applications and registrations and all social media usernames using or including any trademarks licensed to the Company pursuant to the Redbox Trademark License Agreement. If, after the Effective Time, any such application, registration or username is discovered that has not been assigned, abandoned or terminated, the Company and Verizon shall cooperate with Redbox to, at the request of Redbox, and subject to the Permitted Use, either assign to Redbox, abandon or terminate such application, registration or username. Without limitation, to the extent that any trade name or domain name application or registration or social media username referenced in subsection (ii) of this paragraph also incorporates any Verizon trademark (such as VERIZON), Company and Redbox shall, subject to the Permitted Use, take all necessary steps as soon as practicable after the Effective Time to terminate or abandon such application, registration or username. The Permitted Use under this paragraph shall end no later than completion of the dissolution, winding-up and termination of the Company and remains subject to the terms and conditions of the Redbox Trademark License Agreement.
SECTION 3.3.Maintenance of Insurance.
(a)    For a period of six (6) years after the Effective Time, Verizon CSG shall maintain insurance coverage (i) for directors and officers with the same coverage as provided to directors and officers of Verizon Communications Inc. and (ii) for the Company pursuant to Annex F of Service Schedule No. 2 to the Verizon General Services Agreement. Through each of their respective policy periods, Verizon CSG shall maintain insurance coverage for occurrence-based products (general liability, auto liability, worker’s compensation, property) for the same scope of coverage immediately prior to the

Effective Time pursuant to Annex F of Service Schedule No. 2 to the Verizon General Services Agreement.
(b)    For a period of six (6) years after the Effective Time, Redbox shall continue to maintain professional liability insurance covering the services provided by Redbox to the Company for the same scope of coverage provided immediately prior to the Effective Time.
SECTION 3.4.Tax Matters
(a)    Solely for federal and applicable state and local income tax purposes, the transactions contemplated by this Agreement shall be treated as, effective as of the Effective Time, a disposition of the business of the Company described in Section 195(b) (2) of the Code and a termination of the Company governed by Section 708 of the Code.
(b)    Pursuant to Section 708 of the Code and the Treasury Regulations promulgated thereunder, the final taxable year of the Company shall end as of the Effective Time.
(c)    Verizon shall cause to be provided to Redbox, the following:
(i)    within one hundred and fifty (150) days following the end of the final fiscal year of the Company, a report that shall include a preliminary estimate of all necessary information required by Redbox for preparation of its federal, state and local income or franchise tax or information returns, including a preliminary calculation of Redbox’s pro rata share of any items of income, gain, loss and deduction for such final fiscal year, and within two hundred and ten (210) days following the end of such final fiscal year of the Company, a report that shall include all necessary information required by Redbox for preparation of its federal, state and local income or franchise tax or information returns; and
(ii)    a copy of the Company’s federal, state and local income tax or information returns for the final taxable year, concurrent with the filing of such returns.
(d)    Verizon shall (or shall cause the Company to), within sixty (60) days after the end of the final fiscal year of the Company, provide to Redbox all information necessary to properly compute its deferred and current tax liabilities and other income tax provision related matters associated with Redbox’s interest in the Company immediately before its withdrawal.
(e)    Verizon shall, at its expense, handle all tax matters related to the Company, including, without limitation, making all elections and causing to be prepared, to the extent possible in a manner consistent with past practices of the Company in filing such tax returns, all tax returns of the Company, including tax returns for the final taxable year ending on the Effective Time. Each of the Parties hereto shall and shall cause their Affiliates to (A) timely file all tax returns in a manner consistent with such tax returns, and (B) take no position contrary thereto on any applicable tax return or in any Tax Proceeding or otherwise, except to the extent required to do otherwise pursuant to applicable law.
(f)    To the extent that a Tax Proceeding shall arise after the date hereof, Redbox shall be entitled, at its own expense, to participate in such Tax Proceeding, but Verizon shall control such Tax Proceeding and its resolution shall be at Verizon’s discretion.
(g)    Each of Redbox and Verizon shall provide to the other such cooperation, documentation and information as any of them reasonably may request in connection with preparing for or conducting any Tax Proceeding that arises after the date hereof. Verizon agrees to retain all income tax returns and other books and records relating to income tax matters pertinent to the Company with respect to any period ending on or before the Effective Time until the earlier of (i) thirty (30) days after the expiration of the statute of limitations to which such income tax returns and other documents relate, without regard to extensions, or (ii) seven (7) years following the due date (without extension) for such returns, and to not knowingly violate any record retention agreements entered into by Verizon with any taxing authority.
(h)    Notwithstanding anything to the contrary in this Agreement, no Party hereto shall be required to indemnify any other Party hereto for any tax consequences of the transactions contemplated by this Agreement or the Ancillary Agreements or other agreements contemplated hereby, or for any adjustment by a taxing authority to any Company items.
SECTION 3.5.Financial Statements.
(a)    Verizon shall use its commercially reasonable effort to provide or cause to be provided to Redbox on or before January 23, 2015, audited financial statements for the period from January 1, 2014 through the Effective Time, including comparative unaudited information for Fiscal Year 2013 and Fiscal Year 2012 from Inception in the form required by SEC Rule S-X 3-09 to be included in filings by Outerwall Inc. under the Securities Exchange Act of 1934, as amended.
(b)    In the event Verizon cannot provide or cause to be provided the audited financial statements by January 23, 2015, Verizon shall use its commercially reasonable effort to provide or cause to be provided to Redbox on or before January 23, 2015, summary financial information for the period of January 1, 2014 through the Effective Time, including (a) Current Assets, (b) Non-Current Assets, (c) Current Liabilities, (d) Non-Current Liabilities and (e) Redeemable Preferred Stock (if any) as of the Effective Time and total Revenue, Cost of Sales and Service and Net Loss for the period January 1, 2014 through the Effective Time. Verizon shall use its commercially reasonable effort to provide or cause to be provided external auditor assistance to Outerwall and Outerwall’s external auditor to complete procedures over the summary financial information substantially similar to those completed over the fiscal year 2013 information provided in the prior year.
SECTION 3.6.Communications. Until such time as the existence of the Company is terminated, the Parties shall continue to abide by the “Consolidated Shutdown Communications Plan,” attached as Schedule 3.6, which has been previously approved by the Board of Managers on or about September 30, 2014 (the “Plan”) but only to the extent that the questions, messages and information contained therein are relevant to the communication to be made by the Party. Notwithstanding the foregoing, nothing contained in this Section 3.6 shall require Verizon to abide by the Plan at any time after the Effective Time unless the communication to made by Verizon is specifically addressed in the Plan. The Parties may jointly revise such communications plan, subject to prior review and reasonable written approval by the appropriate managerial representative of each Party.
ARTICLE IV:
REPRESENTATIONS AND WARRANTIES
SECTION 4.1.Representations and Warranties of the Parties. Each of Redbox, Verizon and the Company represents and warrants as of the date of this Agreement to the other Parties as follows:
(a)    Such Party has the requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder in accordance with the terms and provisions hereof.

The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action, corporate or otherwise, on the part of such Party and any of its Affiliates. This Agreement constitutes the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforceability may be affected by (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors; (ii) the effect of general principles of equity and the limitation of certain remedies by certain equitable principles of general applicability; and (iii) the fact that the rights to indemnification hereunder may be limited by federal or state securities laws.
(b)    The execution, delivery and performance by such Party of this Agreement and the transactions contemplated hereby will not constitute a material breach of any term or provision of, or a material default under (i) any outstanding indenture, mortgage, loan agreement or other similar contract or agreement to which such Party or any of its Affiliates is a party or by which it or any of its Affiliates or its or their property is bound; (ii) its certificate or articles of incorporation or bylaws or other governing documents; (iii) any material applicable law, rule or regulation; or (iv) any material order, writ, judgment or decree having applicability to it.
SECTION 4.2.Representations and Warranties of Verizon and Redbox. Each of Redbox and Verizon represents and warrants as of the date of this Agreement to the other Parties as follows:
(a)    Redbox represents and warrants that the Ancillary Agreements include all of the agreements relating to the Operating Agreement and the business and operations of the Company by and between (i) Redbox or any of its Affiliates and (ii) the Company.
(b)    Verizon represents and warrants that the Ancillary Agreements include all of the agreements relating to the Operating Agreement and the business and operations of the Company by and between (i) Verizon or any of its Affiliates and (ii) the Company.
ARTICLE V:
INDEMNITIES
SECTION 5.1.Indemnification and Treatment of Claims.
(a)    Except as expressly provided in this Agreement, the Parties agree to defend, indemnify and hold each other, their respective parent and Affiliates and the officers, directors and employees of all of the foregoing harmless as set forth in this Article V from and against any and all claims, damages, liabilities, costs (including reasonable attorneys’ fees and court costs) and expenses brought by third parties and arising from or related to the operation or business of the Company (collectively, “Claims”); provided, however that Redbox’s obligations hereunder shall be limited to Claims arising from or related to the operations or business of the Company prior to Effective Time.
(b)    To the extent a Party is not the Responsible Party (as defined below) under Section 5.2, such Party shall have the right, but not the obligation, to join in the Claim and to be represented by its own counsel, at its own cost and expense.
SECTION 5.2.Management of Certain Claims; Payment of Amounts Due
(a)    With respect to the potential Claims against the Company listed on Schedule 5.2(a) (the “Known Claims”), the Parties agree that the respective Party listed opposite each such Known Claim (the “Known Claim Responsible Party”) shall be responsible for conducting, and shall have the authority to conduct, the defense of such Known Claim and controlling the litigation, settlement and other disposition thereof. Schedule 5.2(a) shall identify which Party is responsible for payment of any amount in respect of settlement or other disposition of such Known Claims and, in the event that more than one Party is to be responsible for such payment, the amount or percentage of such payment allocated to each Party.
(b)    With respect to any Claim against the Company that relates to the obligation of the Company to make payments in the ordinary course of its business and operations (each, a “Payment Claim”), unless Verizon and Redbox otherwise agree, Verizon shall be the Party responsible for conducting, and shall have the authority to conduct, the defense of such Payment Claim, and for controlling the litigation, settlement and other disposition thereof (the “Payment Claim Responsible Party”). For the avoidance of doubt, under no circumstance shall a Known Claim or a Non-Ordinary Course Claim (as defined below) constitute a Payment Claim. Verizon shall be, or, after the Effective Time Verizon in its discretion may cause the Company to be, responsible for the payment of any amounts due in respect of settlement or other disposition of such Payment Claims.
(c)    With respect to any Claim against the Company that (i) involves in any manner an allegation or claim that the Company (w) infringed or otherwise inappropriately used any patents, trademarks, trade names, trade secrets, copyrights or other intellectual property of any third party, (x) was negligent, (y) caused or is responsible for any injury to any person or property or (z) committed any other form of tort or contract breach (other than any contract breach that results in a Payment Claim) or (ii) is not otherwise a Known Claim or a Payment Claim (each, a “Non-Ordinary Course Claim”), unless the Parties otherwise agree, Verizon and Redbox shall be responsible for 65% and 35%, respectively, of any settlement and other disposition thereof; provided, however, that Verizon shall be the Party with responsibility for conducting, and authority to conduct, in all respects the defense of any such Non-Ordinary Course Claim (the “Non-Ordinary Course Claim Responsible Party” and, together with the Known Claim Responsible Party and the Payment Claim Responsible Party, the “Responsible Party”). Notwithstanding anything to the contrary set forth herein, the aggregate liability of each of Redbox and Verizon under this Section 5.2(c) for Non-Ordinary Course Claims only shall not exceed the amount of any distribution made to Redbox under this Agreement (the “Cap”); provided, however, that in the event any Person is awarded an enforceable judgment with respect to any Non-Ordinary Course Claim that is in excess of the Cap and that requires a payment by Verizon and Redbox, then Verizon and Redbox shall be responsible for 65% and 35%, respectively, of any such payment or for such other percentages or amounts as otherwise determined by the court, arbitrator (or arbitrators) or other tribunal granting such award.
(d)    The Parties agree that, to the extent that the Other Agreements contain indemnity provisions, those indemnity provisions shall not be impacted by the provisions of this Article V and any action or omission that would give rise to a claim for indemnity under the indemnity provisions of the Other Agreements shall be dealt with in accordance with those indemnity provisions and not under this Article V.
(e)    Notwithstanding anything to the contrary set forth herein, the Parties hereby agree that indemnity provisions set forth in each of the Ancillary Agreements shall remain in full force and effect and shall survive termination of the Company and the Ancillary Agreements and to the extent any Payment Claim or Non-Ordinary Course Claim relates to or could be brought under an Ancillary Agreement, the indemnity provision of such Ancillary Agreement shall be applicable; provided, however, that the foregoing shall not be applicable in any manner to any claim that may be brought by one Party against any other Party under any such indemnity provisions of any Ancillary Agreement. Unless the Parties otherwise agree, the Responsible Party and the allocation of any payment required in respect of settlement or other disposition of any Payment Claim or Non-Ordinary Course Claim brought in accordance with this Section 5.2(e) under a surviving indemnity provision of an Ancillary Agreement shall be determined pursuant to the terms of such indemnity provision of such Ancillary Agreement.
SECTION 5.3.Additional Indemnification Procedures; Survival; Limitation.
(a)    Notwithstanding any provision in this Agreement or the Other Agreements to the contrary, the Parties agree that (i) with respect to any Claim, the Responsible Party shall use commercially reasonable efforts to diligently defend such claim and to keep the other Party fully informed of the current status of such claim, including promptly providing to the other Party copies of all pleadings and correspondence as well as summaries of other material communications and developments with respect to such claim; (ii) upon request by the Responsible Party the other Party shall use commercially reasonable efforts to cooperate in connection with any defense, litigation, settlement or disposition hereunder; and (iii) no Responsible Party shall settle, terminate or compromise any claim or consent to the entry of any judgment hereunder without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) unless such settlement, termination, compromise or consent (x) includes an unconditional release of the Company and the other Party from any liabilities arising out of such claim, action or proceeding and (y) does not include any statement as to admission of fault, culpability or failure to act by or on behalf of the Company or the other Party.
(b)    With respect to any Claim, the obligations of the Parties under this Article V shall survive for a period until the later of (i) the third (3rd) anniversary of the date of this Agreement, (ii) the date that the Claim is fully and finally resolved and (iii) the statute of limitations under applicable law with respect to commencing any such Claim.
ARTICLE VI:
RELEASES AND WAIVERS
SECTION 6.1.Release by Redbox. Effective as of the Effective Time, for and in consideration of the promises made under this Agreement, Redbox hereby releases and forever discharges (i) Verizon, and any and all of their parent entities, constituent entities, partners, subsidiaries, divisions, affiliated entities, successors and assigns, and any and all of their past and/or present officers, directors, partners, agents and employees (hereinafter referred to as the “Verizon Releasees”) and (ii) the Company, in each case from any and all claims, debts, obligations, liabilities, promises, agreements, liens, charges, demands, accounts, costs, attorney’s fees, complaints, causes of action, damages or injuries of any kind and nature, whether arising under equity or at law, whether sounding in contract, tort or otherwise, whether known or unknown, suspected or unsuspected, which it now has, owns, or holds, or at any time before ever had, owned or held, or could, shall or may hereafter have, own or hold for, upon, or by reason of any matter, cause, or thing whatsoever, in each case limited to matters arising from or related to the Operating Agreement and the Ancillary Agreements prior to and including the Effective Time; provided, however, that there is no release or discharge of (A) the Company’s or Verizon’s personnel including, without, limitation, the obligations of the Company’s or Verizon’s personnel under proprietary information, inventions and confidentiality agreements with the Company or Verizon, including, without limitation, any pre-Effective Time action, omission or other event resulting in a breach of such obligations by the Company’s or Verizon’s personnel or a claim for indemnity under such agreements, or (B) the obligations of Verizon and the Company under this Agreement and the Other Agreements, including, without limitation, any pre-Effective Time action, omission or other event resulting in breach of such obligations or a claim of indemnity under such agreements, or (C) the obligations of Verizon under the provisions of the Ancillary Agreements that survive termination of the Company and the Ancillary Agreements as expressly provided for herein, including, without limitation, any pre-Effective Time action, omission or other event giving rise to an indemnity claim under such provisions.

SECTION 6.2.Release by Verizon. Effective as of the Effective Time, for and in consideration of the promises made under this Agreement, the Verizon hereby releases and forever discharges (i) Redbox and any and all of its respective parent entities, constituent entities, partners, subsidiaries, divisions, affiliated entities, successors and assigns, and any and all of their past and/or present officers, directors, partners, agents and employees (hereinafter referred to collectively as the “Redbox Releasees”) and (ii) the Company, in each case from any and all claims, debts, obligations, liabilities, promises, agreements, liens, charges, demands, accounts, costs, attorney’s fees, complaints, causes of action, damages or injuries of any kind and nature, whether arising under equity or at law, whether sounding in contract, tort or otherwise, whether known or unknown, suspected or unsuspected, which it now has, owns, or holds, or at any time before ever had, owned or held, or could, shall or may hereafter have, own or hold for, upon, or by reason of any matter, cause, or thing whatsoever, in each case limited to matters arising from or related to the Operating Agreement and the Ancillary Agreements prior to and including the Effective Time; provided, however, that there is no release or discharge of (A) the Company’s or Redbox’s personnel including, without, limitation, the obligations of the Company’s or Redbox personnel under proprietary information, inventions and confidentiality agreement with the Company or Redbox, including, without limitation, any pre-Effective Time action, omission or other event resulting in a breach of such obligations by the Company’s or Redbox’s personnel or a claim for indemnity under such agreements, or (B) the obligations of Redbox and the Company under this Agreement and the Other Agreements, including, without limitation, any pre-Effective Time action, omission or other event resulting in breach of such obligations or a claim of indemnity under such agreements, or (C) the obligations of Redbox under the provisions of the Ancillary Agreements that survive termination of the Company and the Ancillary Agreements as expressly provided for herein, including, without limitation, any pre-Effective Time action, omission or other event giving rise to an indemnity claim under such provisions.
SECTION 6.3.Release by the Company. For and in consideration of the promises made under this Agreement, the Company hereby releases and forever discharges the Redbox Releasees and the Verizon Releasees in each case from any and all claims, debts, obligations, liabilities, promises, agreements, liens, charges, demands, debts, accounts, costs, attorney’s fees, complaints, causes of action, damages or injuries of any kind and nature, whether arising under equity or at law, whether sounding in contract, tort or otherwise, whether known or unknown, suspected or unsuspected, which it now has, owns, or holds, or at any time before ever had, owned or held, or could, shall or may hereafter have, own or hold for, upon, or by reason of any matter, cause, or thing whatsoever, in each case limited to matters arising from or related to the Pre-Existing Agreements from the beginning of the world to the day of the date of this Agreement; provided, however, that there is no release or discharge of the obligations of Redbox Releasees or the Verizon Releasees under the provisions of the Ancillary Agreements that survive termination of the Company and the Ancillary Agreements, as expressly provided for herein.
SECTION 6.4.LIMITATION OF LIABILITY.
(a)    EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE V OR FOR A BREACH OF THE CONFIDENTIALITY PROVISIONS SET FORTH HEREIN, IN THE OPERATING AGREEMENT, THE OTHER AGREEMENTS AND THE ANCILLARY AGREEMENTS, TO THE EXTENT ALLOWED BY APPLICABLE LAW, IN NO EVENT SHALL A PARTY BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, OR FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED

REMEDY. EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE V, IN NO EVENT WILL A PARTY BE LIABLE FOR ANY CLAIM AGAINST THE OTHER PARTIES BY ANY THIRD PARTY.
(b)    NOTHING IN THIS SECTION 6.4 IS INTENDED TO LIMIT AND SHALL NOT LIMIT THE RIGHT OF A PARTY TO SEEK INJUNCTIVE OR OTHER EQUITABLE RELIEF ARISING OUT OF A PARTY'S VIOLATION OF THIS AGREEMENT.
(c)    EXCEPT AS EXPRESSLY SET FORTH HEREIN, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY DISCLAIMS ANY AND ALL OTHER PROMISES, REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE VII:
MISCELLANEOUS PROVISIONS
SECTION 7.1.Notices. All notices and other communications required or permitted to be given under this Agreement will be in writing and will be effective when delivered (i) personally; (ii) by certified mail, return receipt requested; or (iii) by commercial overnight carrier for next business day delivery, and addressed to the Party at its address set forth below, unless by such notice a different person, address or number will have been designated for giving notice in this Agreement.
If to Redbox:

Redbox Automated Retail, LLC
1 Tower Lane, Ste. 900
Oakbrook Terrace, IL 60181
Attn: General Counsel

with a copy to:

Outerwall, Inc.
1800 114th Avenue SE
Bellevue, WA 98004
Attn: Chief Legal Officer

with an additional copy to:

Perkins Coie, LLP
1201 Third Avenue
Suite 4900
Seattle, Washington 98101-3099
Attn: Lynn E. Hvalsoe

If to Company:

Verizon and Redbox Digital Entertainment Services LLC
c/o Verizon Ventures IV LLC
One Verizon Way, VC54S404

Basking Ridge, NJ 07920
Attn: Phil Marx
Vice President and Associate General Counsel - Strategic Transactions

with an additional copies to:

Jones Day
222 East 41st Street
New York, NY 10017-6702
Attn: George Flemma

If to Verizon:

Verizon Ventures IV LLC
One Verizon Way, VC54S404
Basking Ridge, NJ 07920
Attn: Phil Marx
Vice President and Associate General Counsel - Strategic Transactions

with an additional copies to:

Jones Day
222 East 41st Street
New York, NY 10017-6702
Attn: George Flemma

If to Verizon CSG:

Verizon Corporate Services Group Inc.
One Verizon Way, VC54S404
Basking Ridge, NJ 07920
Attn: Phil Marx
Vice President and Associate General Counsel - Strategic Transactions

with an additional copies to:

Jones Day
222 East 41st Street
New York, NY 10017-6702
Attn: George Flemma

SECTION 7.2.Confidentiality.
(a)    Each Party hereto agrees that, from and after the Effective Time, the provisions of this Agreement and the agreements contemplated hereby, all understandings, agreements and other arrangements between and among the Parties, including but not limited to such Party’s prior ownership and participation in the Company and all other non-public information received from or otherwise relating to, the other Parties hereto (the “Confidential Information”) shall be confidential, and shall not be disclosed or otherwise released to any other Person without the prior written consent of the other Parties hereto; provided, however, that a Party may disclose any of the foregoing Confidential Information to (i) its Affiliates and its and their officers, directors, employees, attorneys, accountants or advisors, who are have a need to know the Confidential Information and who are advised as to the confidential nature of the information and (ii) any third party in connection with any merger, sale of assets and/or reorganization of a Party, provided that such third party is subject to confidentiality or secrecy obligations consistent with and no less restrictive than this Section 7.2. The obligations of the Parties hereunder shall not apply to the extent that the disclosure of Confidential Information otherwise determined to be confidential is required by applicable law or subpoena, provided, however, that: (a) prior to disclosing such Confidential Information, the Party proposing to make the disclosure (the “Disclosing Party”) shall notify the other Parties hereto of the proposed disclosure, which notice shall include the basis upon which the Disclosing Party believes the Confidential Information is required to be disclosed; and (b) the Disclosing Party shall, if requested by the another Party hereto, provide reasonable cooperation with such other Party to protect the continued confidentiality of the relevant Confidential Information.
(b)    The Parties agree that all Confidential Information of the Company will be deemed the Confidential Information of Verizon.
(c)    The Parties agree that any Confidential Information which a Party has rights to use or access pursuant to any Other Agreement will be governed by the terms of such Other Agreement and any Confidential Information which a Party has rights to use or access under the Data Agreement will be governed exclusively by the Data Agreement.
(d)    The provisions of this Section 7.2 shall survive for a period of five (5) years following the Effective Time with respect to any Confidential Information, other than Confidential Information which constitutes a trade secret under applicable law. The provisions of this Section 7.2 shall survive with respect to any Confidential Information which constitutes a trade secret under applicable law for so long as such Confidential Information continues to constitute a trade secret.
SECTION 7.3.Further Assurances. Following the Effective Time, the Parties shall execute, acknowledge, deliver and file, or cause to be executed, acknowledged, delivered and filed, such additional instruments, documents, conveyances or assurances, and take, or cause to be taken, such other actions, including all reasonable efforts to obtain such third party consents, as shall be necessary or may be reasonably requested by any other Party, to confirm, assure or otherwise fully effect the purposes, terms and conditions of this Agreement; provided, however, that the Company shall not execute, acknowledge, deliver, file or otherwise take any action contemplated by this Agreement without obtaining the prior approval of both Redbox and Verizon, which approval shall not be unreasonably withheld or delayed.
SECTION 7.4.Amendments. Unless otherwise provided herein, no changes, alteration or modifications to this Agreement shall be effective unless in writing and signed by the respective duly authorized representatives of Redbox and Verizon.
SECTION 7.5.Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the legal representatives, permitted assigns and successors of the Parties hereto.
SECTION 7.6.Entire Agreement. This Agreement, along with any recitals, and any Exhibits and/or Schedules attached hereto or incorporated herein and the Other Agreements and those provisions of each Ancillary Agreements that survive termination of such Ancillary Agreement as set forth in Section 2.5 hereof, constitutes the entire agreement between the Parties with respect to the matters set forth herein and the Ancillary Agreements and supersedes all prior negotiations and agreements thereto, written or oral.
SECTION 7.7.Headings. The headings in this Agreement are for convenience only and shall not be considered in the interpretation of the Agreement.
SECTION 7.8.Severability. If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstance, is held invalid or unenforceable, the remaining portion of such provision and the remaining provisions shall remain in full force and effect.
SECTION 7.9.Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without reference to conflict of laws principles of said state.
SECTION 7.10.Rules of Construction. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Party who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement or such other documents or instruments.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date set forth above.

Redbox Automated Retail, LLC	Verizon Ventures IV LLC
By: Outerwall Inc., its Manager
By: /S/ Galen Smith Name: Galen Smith Title: Chief Financial Officer	By: /S/ Jeffrey Noto Name: Jeffrey Noto Title: President
Verizon and Redbox Digital Entertainment Services, LLC By: /S/ Jeffrey Noto Name: Jeffrey Noto Title: Authorized Signatory
For purposes of Sections 2.5 and 3.3 only:

Verizon Corporate Services Group Inc.

By: /S/ Jeffrey Noto Name: Jeffrey Noto Title: Authorized Signatory